Exhibit 23.1:

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Pearl River, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-17133, No. 333-38598 and No. 333-129057) and Form S-3 (No. 333-151973) of Hudson Technologies, Inc. of our report dated March 4, 2009 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO SEIDMAN, LLP

Valhalla New York
March 5, 2009